Exhibit 10.122

Variation Agreement

From:	VLCC Acquisition I Corporation (“VLCC”)
c/o General Maritime Corporation
299 Park Avenue 2nd Floor
New York, NY 10171
Fax No: +1 212 763 5603
Attention: Leonidas J. Vrondissis, CFO

To :	Scorpio Tankers Inc. (“Scorpio”) “Le Millenium” 9 Boulevard Charles III 98000 Monaco Attention: Mr Luca Forgione/Legal Department

March 18, 2015

Dear Sirs

“Project Lion” and related agreements

We refer to the arrangements relating to “Project Lion” whereby VLCC acquired the shares in each of: (i) STI Glasgow Shipping Company Limited, (ii) STI Edinburgh Shipping Company Limited; (iii) STI Perth Shipping Company Limited; (iv) STI Dundee Shipping Company Limited; (v) STI Newcastle Shipping Company Limited; (vi) STI Cavaliere Shipping Company Limited; and (vii) STI Esles Shipping Company Limited (each an “SPV” and together, the “SPVs”) and in particular to a master agreement dated 18 March 2014 entered into between the SPVs, VLCC and Scorpio (the “Master Agreement”) and a sale and purchase agreement in relation to each SPV each dated 21 March 2014 entered into between Scorpio and VLCC (the “SPAs” and together with the Master Agreement, the “Project Lion Agreements” and each a “Project Lion Agreement”).

In this Agreement, “Group Company” means in relation to a party to this Agreement any entity that directly or indirectly controls that party, or is controlled by that party, or is another entity controlled directly or indirectly by the entity which controls that party; and for these purposes “control of an entity” means

(i)    the power (whether by way of ownership of shares or other ownership interests, proxy, contract, agency or otherwise) to:

(A)         cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting or other decision making forum of the entity; or

(B)         appoint or remove all, or the majority, of the directors or other equivalent officers of the entity; or

(C)         give directions with respect to the operating and financial policies of the entity with which the directors or other equivalent officers of the entity are obliged to or customarily comply; or

(ii)   the holding beneficially of (A) more than 50% of the issued share capital or other ownership interests of the entity or (B) the share capital or other participation rights entitling the holders to more than 50% of the distributions of income or capital, whether or not on a winding up, (in each case excluding any part of that issued share capital or other participation rights that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

Each of the Project Lion Agreements contains confidentiality restrictions which the parties to this Agreement wish to adjust in the manner hereinafter appearing on the basis that each of such adjustments shall be deemed to have been made on the date of entry into of the relevant Project Lion Agreement.

1          Restrictions not applicable

The confidentiality and non-disclosure provisions set out in each of the Project Lion Agreements shall not apply:

(a)                            if and to the extent agreed in writing by the parties to the relevant Project Lion Agreement;

(b)                            to information that is already or subsequently enters into the public domain, other than following a disclosure by a party to the relevant Project Lion Agreement in breach of the relevant Project Lion Agreement; or

(c)                             to information acquired by a party from an unconnected source free from any obligation of confidence to any other person; or

(d)                            to the extent that the information concerned is not, or could not reasonably be expected to be, confidential.

2           Permitted disclosures

The confidentiality and non-disclosure provisions set out in each of the Project Lion Agreements shall not apply, and a party may disclose information which would otherwise be confidential and/or where it would otherwise be precluded from disclosing the same by the relevant Project Lion Agreement (and, where so required, copies of the Project Lion Agreements themselves), to the extent:

(a)                            required to allow a party to comply with any contractual obligations existing at the date of the relevant Project Lion Agreement;

(b)                            required to allow a party to any of the Project Lion Agreements (and/or any of their Group Companies) to report its financial performance to its shareholders (or those of any Group Company) and/or (for the purposes of assessing the assets and income of such persons) to any present or prospective investors or lenders to any of such persons;

(c)                             required to allow a party to any of the Project Lion Agreements (or any Group Company of any of such persons) to make disclosures on a confidential basis to present or prospective investors in or lenders to any such entity (or their respective advisers) or in connection with any merger, acquisition, disposal or divestment or the financing of any of the same or any holding in any such entity;

(d)                            required to allow or in contemplation of the initial public offering or any private placement or any further issue or offering of securities (including for the avoidance of doubt in connection with any merger, acquisition, disposal or divestment) (whether or not the same are to be publicly traded) in any Group Company of a party to any of the Project Lion Agreements, including for the avoidance of doubt, filing any registration statements or other documentation with the Securities and Exchange Commission or any other regulatory authorities for such purposes;

(e)                             information is disclosed to the directors, board observers, employees, officers, agents, professional advisers, insurers, auditors or bankers of any party to any of the Project Lion Agreements or of any of their Group Companies to the extent necessary or reasonable for such persons to obtain the same for the purpose of discharging their responsibilities;

(f)                              information is disclosed to vest the full benefit of or to enforce any rights conferred by any of the Project Lion Agreements on any party to the same or in connection with any proceedings arising out of or in connection with any of the Project Lion Agreements; and

(g)                             information is required to be disclosed (whether or not such requirement has the force of law) to a court or other authority of competent jurisdiction or taxation authority, governmental, official or regulatory or supervisory body or authority or to inspectors or others authorised by such a body or authority or as otherwise required by the law of any relevant jurisdiction or to any relevant securities exchange or as otherwise required by the law of any relevant jurisdiction;

provided always that the disclosing party shall, save in relation to paragraphs (d) and (g), use all reasonable endeavours to (i) ensure that the recipient of such information is advised of the confidential nature of the same and (ii) procure that any information so disclosed is used only for the purposes for which it was disclosed.

3                              Supplemental Effect

This Agreement is supplemental to, and shall have effect as if it formed part of and is incorporated into, each of the Project Lion Agreements which, save to the extent modified by this Agreement, shall continue in full force and effect, including, without limitation, with regard to the relevant law,  jurisdiction and notice provisions of the the relevant Project Lion Agreement.

4                              Novation arrangements

(a)                      VLCC hereby undertakes to:

(i)                                     use reasonable endeavours to negotiate and finalise with the DSME Builder (in relation to the DSME Shipbuilding Contracts) and the HHI Builder (in relation to the HHI Shipbuilding Contracts) the terms for the novation of the DSME Shipbuilding Contracts and the HHI Shipbuilding Contracts to a Group Company of VLCC (the “Final Form Novation Agreements”) and/or the release of Scorpio from its obligations under the Existing Performance Guarantees; and

(ii)                                  if applicable, procure that the relevant SPV and Group Company of VLCC shall enter into the Final Form Novation Agreements (where there has not been a release of Scorpio from its obligations under the Existing Performance Guarantees), in each case within 90 days after the date of this Agreement.

(b)         Terms defined in the Master Agreement shall have the same meanings in this paragraph 4.

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or the agreement recorded in it (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales. The parties agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter (including non-contractual disputes or claims).

Please acknowledge receipt and acceptance of the terms of this Agreement by signing, dating and returning the enclosed copy.

Yours faithfully,

/s/ [ILLEGIBLE]
VLCC Acquisition I Corporation
(for itself and as agent for each of the SPVs)

We hereby acknowledge receipt and accept the terms contained in this Agreement

Luca Forgione
General Counsel
Signed	/s/ [ILLEGIBLE]	Date	19 March 2015
Scorpio Tankers Inc.